Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-209506 on Form S-3 and Registration Statement No. 333-212876 on Form S-8 of Phillips Edison Grocery Center REIT I, Inc. of our report dated June 20, 2017, with respect to the combined balance sheets of Phillips Edison Limited Partnership as of December 31, 2016 and 2015, and the related combined statements of operations and comprehensive income (loss), statements of deficit, and cash flows for the years ended December 31, 2016, 2015 and 2014, appearing in this Current Report on Form 8-K/A of Phillips Edison Grocery Center REIT I, Inc.

/s/ DELOITTE & TOUCHE LLP
Cincinnati, OH
December 15, 2017